Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMURFIT-STONE CONTAINER CORPORATION
(f/k/a Smurfit-Stone Container Enterprises, Inc.)

Smurfit-Stone Container Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

That its original Certificate of Incorporation of the Corporation was filed under the name “S.C.C. Merger Corporation” with the Secretary of State of the State of Delaware on April 14, 1987; that its name was changed to “Stone Container Corporation” pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on May 20, 1987 in connection with the merger of Stone Container Corporation, an Illinois corporation, into S.C.C. Merger Corporation under the name Stone Container Corporation; that its name was changed to “Smurfit-Stone Container Enterprises, Inc. pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on November 1, 2004 in connection with the merger of Jefferson Smurfit Corporation (U.S.) into Stone Container Corporation; and that its name was further changed to “Smurfit-Stone Container Corporation” pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on June 30, 2010 in connection with the merger of Smurfit-Stone Container Corporation, a Delaware corporation incorporated on August 4, 1989 under the name “SIBV/MS Holdings, Inc.” (the “Predecessor Corporation”), into the Corporation.

That this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 and, to the extent applicable, Section 303, of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), and amends and restates, in their entirety, the provisions of the Corporation’s Certificate of Incorporation as currently in effect.  Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware dated as of June 21, 2010 confirming the Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors (the “Plan”) filed pursuant to Section 1121(a) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

The Corporation’s Certificate of Incorporation as currently in effect is hereby amended and restated in its entirety to read as follows.

1.           Name.  The name of the Corporation is Smurfit-Stone Container Corporation.

2.           Registered Office and Agent.  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.           Purpose:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

4.           Capital Stock:

A.            General.  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares, consisting of: (a) one hundred fifty million (150,000,000) shares of common stock, par value $.001 per share (the “Common Stock”); and (b) ten million (10,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

B.            Common Stock.  Except as otherwise provided by the DGCL or by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock.  Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock.  Each share of Common Stock shall share equally, subject to the rights and preferences of any series of outstanding Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

C.            Preferred Stock.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

D.            Non-Voting Stock.  Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

5.           Board of Directors:  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the whole Board of Directors shall be fixed, and may be altered from time to time, in the manner provided in the bylaws of the Corporation as in effect from time to time (the “Bylaws”).  In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.  Directors need not be stockholders of the Corporation or residents of the State of Delaware.  Elections of directors need not be by written ballot unless the Bylaws so provide.

6.           Limitation on Liability of Directors.  To the fullest extent permitted by law, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Any alteration, amendment or repeal of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment or repeal with respect to acts or omissions occurring prior to such alteration, amendment or repeal.

7.           Perpetual Existence.  The Corporation is to have perpetual existence.

8.           Bylaws.  The Bylaws may be altered, amended or repealed in whole or in part, and new Bylaws may be adopted, (i) by the Board of Directors with the affirmative vote of such number of directors as may be required by, and otherwise in accordance with the procedures specified in, the Bylaws or (ii) by the affirmative vote of stockholders required by, and otherwise in accordance with the procedures specified in, the Bylaws.

9.           Business Combinations with Interested Stockholders.  The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

10.         Indemnification.  Each person who is or was a director or officer of the Corporation (or the Predecessor Corporation) on or after January 26, 2009, and each person who is or was a director or officer of the Corporation (or the Predecessor Corporation) on or after January 26, 2009 serving or having served at the request of the Corporation (or the Predecessor Corporation) as a director, officer, trustee, administrator, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as in effect from time to time.

11.         Amendment or Repeal of Articles.  The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware; provided, however, that the amendment, alteration or repeal of Articles 5, 6, 9, 10 or 11 of this Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Craig A. Hunt, its Senior Vice President, Secretary and General Counsel, this 30th day of June, 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt
Name:	Craig A. Hunt
Title:	Senior Vice President, Secretary
and General Counsel